 Filed Pursuant to Rule 424(b)(3)
 Registration Nos. 333-288609 and 333-288609-01
$1,917,887,000
BUNGE LIMITED FINANCE CORP.
Offers to Exchange
All of the Outstanding Restricted 2.000% Senior Notes Due 2026 Issued on July 8, 2025
for Newly Issued and Registered 2.000% Senior Notes Due 2026
All of the Outstanding Restricted 4.900% Senior Notes Due 2027 Issued on July 8, 2025
for Newly Issued and Registered 4.900% Senior Notes Due 2027
All of the Outstanding Restricted 3.200% Senior Notes Due 2031 Issued on July 8, 2025
for Newly Issued and Registered 3.200% Senior Notes Due 2031
All of the Outstanding Restricted 5.250% Senior Notes Due 2032 Issued on July 8, 2025
for Newly Issued and Registered 5.250% Senior Notes Due 2032
Fully and Unconditionally Guaranteed by Bunge Global SA

On July 8, 2025, in connection with the completion of Bunge Global SA’s acquisition of Viterra Limited (“Viterra”), Bunge Limited Finance Corp. (“BLFC”), a subsidiary of Bunge Global SA (“Bunge”), issued $579,763,000 aggregate principal amount of restricted 2.000% Senior Notes due 2026, or the “Original 2026 Notes,” $439,733,000 aggregate principal amount of restricted 4.900% Senior Notes due 2027, or the “Original 2027 Notes,” $598,591,000 aggregate principal amount of restricted 3.200% Senior Notes due 2031, or the “Original 2031 Notes,” and $299,800,000 aggregate principal amount of restricted 5.250% Senior Notes due 2032, or the “Original 2032 Notes,” in accordance with Rule 144A and Regulation S under the Securities Act of 1933, or the Securities Act, in exchange for outstanding notes with the same interest rates and maturities issued by Viterra Finance B.V. (“VFBV”) and guaranteed by Viterra and Viterra B.V. We refer herein to the Original 2026 Notes, the Original 2027 Notes, the Original 2031 Notes, and the Original 2032 Notes, collectively, as the “Original Notes.”
BLFC is offering to exchange up to $579,763,000 aggregate principal amount of new 2.000% Senior Notes due 2026, or the “New 2026 Notes,” $439,733,000 aggregate principal amount of new 4.900% Senior Notes due 2027, or the “New 2027 Notes,” $598,591,000 aggregate principal amount of new 3.200% Senior Notes due 2031, or the “New 2031 Notes,” and $299,800,000 aggregate principal amount of new 5.250% Senior Notes due 2032, or the “New 2032 Notes,” for outstanding Original Notes of the applicable series. We refer to the New 2026 Notes, the New 2027 Notes, the New 2031 Notes, and the New 2032 Notes, collectively, as the “Exchange Notes.” We refer herein to the Original Notes and the Exchange Notes, collectively, as the “Notes.” We refer to the offers to exchange, collectively, as the “Exchange Offers.”
The terms of each series of Exchange Notes are substantially identical to the terms of the corresponding series of Original Notes, except that the Exchange Notes will be registered under the Securities Act and the transfer restrictions and registration rights applicable to the Original Notes will not apply to the Exchange Notes. Each series of Exchange Notes will be part of the same series as the corresponding series of Original Notes and will be issued under the same Indenture (as defined herein). The Exchange Notes will be exchanged for Original Notes of the corresponding series in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offers.
You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offers.
The Exchange Offers expire at 5:00 p.m. New York City time on August 15, 2025 unless extended, which we refer to as the “Expiration Date.”
We do not intend to list the Exchange Notes on any securities exchange or to seek approval through any automated quotation system, and no active public market for the Exchange Notes is anticipated.

You should consider carefully the risk factors beginning on page 14 of this prospectus before deciding whether to participate in the Exchange Offers.
Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of the Exchange Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2025.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Bunge Global SA, 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017, Attention: Investor Relations; Telephone: (314) 292-2000. In order to receive timely delivery of any requested documents in advance of the Expiration Date, you should make your request no later than August 8, 2025, which is five full business days before you must make a decision regarding the Exchange Offers.

This prospectus may only be used where it is legal to make the Exchange Offers and by a broker-dealer for resales of Exchange Notes acquired in the Exchange Offers where it is legal to do so.
This prospectus and the information incorporated by reference summarize documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus and the information incorporated by reference. In deciding whether to exchange your Original Notes, you must rely on your own examination of such documents, our business and the terms of the offering and the Exchange Notes, including the merits and risks involved.
We make no representation to you that the Exchange Notes are a legal investment for you. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Exchange Notes. Neither the delivery of the prospectus nor any exchange made pursuant to this prospectus implies that any information set forth in or incorporated by reference in this prospectus is correct as of any date after the date of this prospectus.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

i

References in this prospectus to the terms “we,” “us,” “the Company” or “Bunge” or other similar terms mean Bunge Global SA and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act.” We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect such SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Investor Center” page of our website at www.bunge.com. We do not intend for information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus.
INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:
•
our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 20, 2025;

•
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC on May 7, 2025; and

•
our Current Reports on Form 8-K, as filed with the SEC on January 31, 2025, March 6, 2025, April 4, 2025, May 2, 2025, May 19, 2025, June 12, 2025, June 13, 2025, June 16, 2025, June 30, 2025, July 2, 2025, July 7, 2025 and July 8, 2025.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

ii

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.
Bunge Global SA
1391 Timberlake Manor Parkway
Chesterfield, MO 63017
Telephone Number: (314) 292-2000
Attn: Secretary

iii

SUMMARY
The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus, including the documents we have incorporated by reference. Because this is a summary, it does not contain all the information that may be important to you. We urge you to read carefully this entire prospectus, including the consolidated financial statements of Bunge and Viterra and the related notes incorporated by reference herein, as well as the other documents incorporated by reference. Investing in the Notes involves risks, as described in the “Risk Factors” section.
Bunge Limited Finance Corp.
BLFC is an indirect, 100%-owned subsidiary of Bunge Global SA, which meets the definition of “finance subsidiary,” as such term is defined in Rule 13-01 of Regulation S-X, and was formed for the purpose of issuing debt of Bunge primarily in the U.S. markets. BLFC is incorporated under the laws of the State of Delaware.
BLFC has its principal executive offices and corporate headquarters at 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017, and its telephone number is (314) 292-2000.
Bunge Global SA
Bunge is a Swiss corporation, recorded in the Commercial Register of the Canton of Geneva, Switzerland, with enterprise registration number CHE-318.451.510. We trace our history back to 1818 when we were founded as a trading company in Amsterdam, the Netherlands. We are a holding company and substantially all of our operations are conducted through our subsidiaries. We are a leading global agribusiness and food company with integrated operations that stretch from farmer to consumer. We believe we are a leading:
•
global oilseed processor and producer of vegetable oils and protein meals, based on processing capacity;

•
global grain processor, based on volume;

•
seller of packaged plant-based oils worldwide, based on sales; and

•
producer and seller of wheat flours, and bakery mixes in South America, based on volume.

Effective January 1, 2025, we conduct our operations via three reportable segments: Agribusiness, Refined and Specialty Oils, and Milling, organized based upon their similar economic characteristics, products and services offered, production processes, types and classes of customer, and distribution methods. The Company’s remaining operations are not reportable segments and are classified as Corporate and Other, including the historical results of Bunge’s previously recognized Sugar and Bioenergy segment that was primarily comprised of our previously owned 50% interest in the BP Bunge Bioenergia joint venture.
Our Agribusiness segment is an integrated, global business principally involved in the purchase, storage, transportation, processing and sale of agricultural commodities and commodity products. Our Agribusiness operations and assets are located in North and South America, Europe, and Asia-Pacific, and we have merchandising and distribution offices throughout the world.
The Refined and Specialty Oils segment includes businesses that sell vegetable oils and fats, including cooking oils, shortenings, specialty ingredients, and renewable diesel feedstocks. The operations and assets of our Refined and Specialty Oils segment are primarily located in North and South America, Europe and Asia-Pacific. On March 21, 2025, we entered into an agreement to sell our European margarines and spreads business. Completion of the sale is subject to customary closing conditions, including regulatory approval, and it is expected to close in 2026.
The Milling segment includes businesses that sell wheat flours, bakery mixes, and corn-based products. The operations and assets of our Milling segment are located in North and South America. On June 30, 2025, we sold substantially all of our corn milling business in North America in exchange for cash proceeds of $450 million, subject to certain closing adjustments.

Redomestication
On November 1, 2023, we completed the change of the jurisdiction of incorporation of our ultimate parent company from Bermuda to Switzerland (the “Redomestication”). The Redomestication, which was approved by our shareholders, was effected pursuant to a scheme of arrangement under Bermuda law that resulted in the shareholders of Bunge Limited becoming, on a one-for-one basis, the holders of all the issued and outstanding registered shares, par value $0.01 per share, of Bunge (the “Bunge Shares”). The Bunge Shares began trading on the New York Stock Exchange under the symbol “BG” on November 1, 2023, which is the same symbol under which the Bunge Limited shares were previously traded.
The Acquisition
On July 2, 2025, we completed the acquisition (the “Acquisition”) of Viterra pursuant to the definitive business combination agreement (the “Business Combination Agreement”) entered into by Bunge Limited, Viterra and its shareholders, including certain affiliates of Glencore PLC (“Glencore”), Canada Pension Plan Investment Board (“CPP Investments”), and British Columbia Investment Management Corporation (“BCI”) (collectively, the “Viterra Shareholder Group”). Pursuant to the terms of the Business Combination Agreement, the Viterra Shareholder Group received approximately 65.6 million of shares of Bunge and received approximately $2.0 billion in cash (collectively, the “Transaction Consideration”), in return for 100% of the outstanding equity of Viterra.
Viterra operates a leading network of agricultural storage, processing and transport assets connecting producers to consumers with sustainable, traceable and quality-controlled agricultural products. The Acquisition is expected to create an innovative global agribusiness company well-positioned to meet the demands of increasingly complex markets and better serve farmers and end-customers.
Financing of the Acquisition
As described below, we financed the Acquisition, including the payment of related fees and expenses, with the net proceeds from our public offering of senior notes, borrowings under our three-tranche term loan facility and our delayed draw term loan and cash on hand.
Offering of Senior Notes
On September 17, 2024, BLFC issued (i) $400 million aggregate principal amount of 4.100% Senior Notes due 2028, (ii) $800 million aggregate principal amount of 4.200% Senior Notes due 2029, and (iii) $800 million aggregate principal amount of 4.650% Senior Notes due 2034, all such notes guaranteed by Bunge (the “Senior Notes Offering”). The net proceeds from the offering were used to fund a portion of the cash consideration for the Acquisition and to repay a portion of Viterra debt to be assumed in connection with the Acquisition, including, in each case, related fees and expenses, as well as for general corporate purposes.
Credit Facilities
In connection with the execution of the Business Combination Agreement, Bunge and BLFC previously entered into a debt commitment letter (the “Initial Debt Commitment Facility”) with Sumitomo Mitsui Banking Corporation (“SMBC”), pursuant to which SMBC committed to provide Bunge with $7.7 billion of unsecured term loans, which included tranches maturing 364 days, 2 years and 3 years from one business day prior to the closing date of the Acquisition. Additionally, a $300 million delayed draw term loan (the “Delayed Draw Term Loan”) from CoBank and the U.S. farm credit system was arranged.
In connection with the Acquisition, on July 2, 2025, Bunge (i) borrowed $2.0 billion under the 3-year tranche term loan of the Initial Debt Commitment Facility, and (ii) borrowed $300 million under the Delayed Draw Term Loan (such borrowings, the “Term Loan Borrowings”). The Term Loan Borrowings were used, along with cash on hand and net proceeds from the Senior Notes Offering, to fund a portion of the cash consideration for the Acquisition and to repay a portion of Viterra debt to be assumed in connection with the Acquisition, including, in each case, related fees and expenses, as well as for general corporate purposes.

Euro Substitution
Viterra completed a consent solicitation to amend the trust deed governing the VFBV euro medium term note programme guaranteed by Viterra and Viterra B.V., pursuant to the approval by the holders of its outstanding €500 million aggregate principal amount of 0.375% Notes due 2025 on October 23, 2024 and of its outstanding €700 million aggregate principal amount of 1.00% Notes due 2028 on October 9, 2024, to, among other things, substitute VFBV as issuer by Bunge Finance Europe B.V., a wholly-owned subsidiary of Bunge, and Viterra and Viterra B.V. as guarantors by Bunge (as sole guarantor). In connection with the Acquisition, the amended and restated trust deed as well as the supplemental documents effecting the aforementioned substitution became effective as of July 3, 2025.
Viterra Exchange Offers
On September 9, 2024, Bunge announced that, in connection with its pending Acquisition, BLFC commenced offers to exchange all outstanding notes of certain series issued by VFBV and guaranteed by Viterra and Viterra B.V., for up to $1.95 billion aggregate principal amount of new notes issued by BLFC and guaranteed by Bunge (the “Viterra Exchange Offers”).
The Viterra Exchange Offers were completed on July 8, 2025. BLFC issued $1,917,887,000 aggregate principal amount of Original Notes in exchange for outstanding notes with the same interest rates and maturities issued by VFBV, resulting in the exchange of (i) $579,763,000 aggregate principal amount of VFBV’s 2.000% Senior Notes due 2026 for an equal principal amount of our outstanding Original 2026 Notes, (ii) $439,733,000 aggregate principal amount of VFBV’s 4.900% Senior Notes due 2027 for an equal principal amount of our outstanding Original 2027 Notes, (iii) $598,591,000 aggregate principal amount of VFBV’s 3.200% Senior Notes due 2031 for an equal principal amount of our outstanding Original 2031 Notes, and (iv) $299,800,000 aggregate principal amount of VFBV’s 5.250% Senior Notes due 2032 for an equal principal amount of our outstanding Original 2032 Notes.
Corporate Information
Our registered office and principal executive offices are located at Route de Florissant 13, 1206 Geneva, Switzerland. Our corporate headquarters is located at 1391 Timberlake Manor Parkway, Chesterfield, Missouri, 63017, United States of America, and our telephone number is (314) 292-2000.

The Exchange Offers
The following summary contains basic information about the Exchange Offers. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Offers, see “The Exchange Offers.”
The Exchange Offers	BLFC is offering to exchange up to (i) $579,763,000 aggregate principal amount of its registered 2.000% Senior Notes due 2026 for an equal principal amount of our outstanding Original 2026 Notes, (ii) $439,733,000 aggregate principal amount of its registered 4.900% Senior Notes due 2027 for an equal principal amount of its outstanding Original 2027 Notes, (iii) $598,591,000 aggregate principal amount of its registered 3.200% Senior Notes due 2031 for an equal principal amount of its outstanding Original 2031 Notes, and (iv) $299,800,000 aggregate principal amount of its registered 5.250% Senior Notes due 2032 for an equal principal amount of our outstanding Original 2032 Notes. The terms of each series of Exchange Notes are identical in all material respects to those of the corresponding series of Original Notes, except for transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes. Each series of Exchange Notes will be part of the same series as the corresponding series of Original Notes and will be issued under the same Indenture. Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers.
Purpose of the Exchange Offers	The Exchange Notes are being offered to satisfy BLFC’s obligations under the registration rights agreement entered into at the time it issued and sold the Original Notes.
Expiration Date; Withdrawal of Tenders; Return of Original Notes Not Accepted for Exchange	The Exchange Offers will expire at 5:00 p.m., New York City time, on August 15, 2025 or on a later date and time to which BLFC extends it. This prospectus refers to such time and date as the Expiration Date. Tenders of Original Notes in the Exchange Offers may be withdrawn at any time prior to the Expiration Date. BLFC will exchange the Exchange Notes for validly tendered Original Notes promptly following the Expiration Date. This prospectus refers to such date of exchange as the “Exchange Date.” Any Original Notes that are not accepted for exchange for any reason will be returned by BLFC, at its expense, to the tendering holder promptly after the expiration or termination of the Exchange Offers.
Procedures for Tendering Original Notes
Each holder of Original Notes wishing to participate in the Exchange Offers must follow procedures of The Depository Trust Company’s, or DTC, Automated Tender Offer Program, or “ATOP,” subject to the terms and procedures of that program. The ATOP procedures require that the exchange agent receives, prior to the Expiration Date, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirms that:
•
DTC has received instructions to exchange your Original Notes; and

•
you agree to be bound by the terms of the letter of

transmittal.See “The Exchange Offers — Procedures for Tendering Original Notes.”
Consequences of Failure to Exchange Original Notes	You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, BLFC will have no obligation to register the Original Notes after it consummates the Exchange Offers. See “The Exchange Offers — Terms of the Exchange Offers” and “The Exchange Offers — Consequences of Failure to Exchange.”
Conditions to the Exchange Offers	The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes of the applicable series being tendered or accepted for exchange. The Exchange Offers are subject to customary conditions, which may be waived by BLFC in its discretion. BLFC currently expects that all of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offers — Conditions to the Exchange Offers.”
Exchange Agent	D.F. King & Co., Inc. (“D.F. King”).
Certain U.S. Federal Income Tax Considerations	As described in “Certain U.S. Federal Income Tax Considerations,” the exchange of an Original Note for an Exchange Note of the corresponding series pursuant to the Exchange Offers will not constitute a taxable exchange and will not result in any taxable income, gain or loss for U.S. federal income tax purposes, and immediately after the exchange, a holder will have the same adjusted tax basis and holding period in each Exchange Note received as such holder had immediately prior to the exchange in the corresponding Original Note surrendered.
Risk Factors	You should carefully read and consider the risk factors beginning on page 14 of this prospectus before deciding whether to participate in the Exchange Offers.

The Exchange Notes
The following is a brief summary of the principal terms of the Exchange Notes and is provided solely for your convenience. It is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed Description of the Notes, see “Description of the Notes.”
Issuer	Bunge Limited Finance Corp., a Delaware corporation.
Guarantor	Bunge Global SA, a Swiss corporation.
Securities Offered	Up to $1,917,887,000 aggregate principal amount of Exchange Notes, consisting of up to $579,763,000 aggregate principal amount of 2.000% Senior Notes due 2026; up to $439,733,000 aggregate principal amount of 4.900% Senior Notes due 2027; up to $598,591,000 aggregate principal amount of 3.200% Senior Notes due 2031; and up to $299,800,000 aggregate principal amount of 5.250% Senior Notes due 2032.
Maturity Dates	The New 2026 Notes will mature on April 21, 2026; the New 2027 Notes will mature on April 21, 2027; the New 2031 Notes will mature on April 21, 2031; and the New 2032 Notes will mature on April 21, 2032.
Interest Rates	The New 2026 Notes will bear interest at 2.000% per year; the New 2027 Notes will bear interest at 4.900% per year; the New 2031 Notes will bear interest at 3.200% per year; and the New 2032 Notes will bear interest at 5.250% per year.
Accrual of Interest	Each series of Exchange Notes will accrue interest from (and including) the most recent date on which interest has been paid on the corresponding series of Original Notes accepted in the Exchange Offers or, if no interest has been paid, from April 21, 2025.
Interest Payment Dates	BLFC will pay interest on the Exchange Notes on April 21 and October 21 of each year, commencing on October 21, 2025. In each case, if the record date for the first interest payment date occurs on or prior to the Exchange Date, the record date for the first interest payment date will be deemed the close of business on the business day immediately prior to such interest payment date.
Optional Redemption	BLFC may redeem the Notes of each series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under the caption “Description of the Notes — Optional Redemption.”
Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a “Change of Control Triggering Event,” as defined under the caption “Description of the Notes — Purchase of Notes Upon a Change of Control Triggering Event” with respect to a series of Notes, BLFC will be required to make an offer to repurchase the Notes of such series in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants
The Indentures governing the Exchange Notes contain covenants that will restrict BLFC’s ability, with certain exceptions, to:
•
incur debt secured by liens;

•
engage in sale and leaseback transactions; and

• enter into certain consolidations, mergers and transfers of all or substantially all of the assets of BLFC and its subsidiaries, taken as a whole.
See “Description of the Notes — Certain Covenants.”
Ranking	The Exchange Notes will be BLFC’s senior unsecured obligations and will rank equally with all of BLFC’s other existing and future senior unsecured obligations, including all other unsubordinated debt securities that may be issued pursuant to the Indentures and from time to time outstanding. The Indentures do not restrict the issuance by BLFC of senior unsecured debt. See “Description of the Notes — Ranking.”
Guarantee	All payments on the Exchange Notes, including principal and interest, will be fully, unconditionally and irrevocably guaranteed by Bunge. Bunge’s guarantee will rank equally in right of payment with its other unsecured and unsubordinated indebtedness and guarantees.
Form and Denomination	The Exchange Notes of each series will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
DTC Eligibility	The Exchange Notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Description of the Notes — Book-Entry; Delivery and Form.”
Same Day Settlement	Beneficial interests in the Exchange Notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.
No Listing of the Exchange Notes	BLFC does not intend to apply to list the Exchange Notes on any securities exchange or to have the Exchange Notes quoted on any automated quotation system.
Governing Law	The Exchange Notes and the related Indentures will be governed by the laws of the State of New York.
Use of Proceeds	BLFC will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”
Trustee, Registrar and Paying Agent	U.S. Bank Trust Company, National Association.
Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors that should be carefully considered by the holders of Original Notes before tendering their Original Notes in the Exchange Offers and investing in the Exchange Notes.

Bunge Summary Consolidated Financial Data
The table below sets forth a summary of our consolidated financial data for the periods presented. We derived the financial data as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 from our audited consolidated financial statements incorporated by reference in this prospectus, which were prepared in accordance with U.S. generally accepted accounting principles. We derived the financial data as of March 31, 2025 and 2024 and for the three months ended March 31, 2025 and 2024 from our unaudited financial statements incorporated by reference in this prospectus. The interim unaudited consolidated financial data has been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q. In the opinion of Bunge’s management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation for such periods have been included. The results for the three months ended March 31, 2025 may not necessarily be indicative of full year results. References to the term “shares” refer to Bunge Limited common shares prior to the Redomestication and to Bunge Shares after the Redomestication, unless otherwise specified.
The information set forth below is not necessarily indicative of future results and you should read the summary consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus.
	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(U.S. dollars in millions, except share data)
Consolidated Statements of Income Data
Net sales	$11,643	$13,417	$53,108	$59,540	$67,232
Cost of goods sold	(11,046)	(12,541)	(49,715)	(54,695)	(63,550)
Gross profit	597	876	3,393	4,845	3,682
Selling, general and administrative expenses	(380)	(439)	(1,776)	(1,715)	(1,369)
Interest income	59	42	163	148	71
Interest expense	(104)	(108)	(471)	(516)	(403)
Foreign exchange gains (losses) – net	25	(78)	(189)	20	(11)
Other income (expense) – net	82	68	442	129	(9)
Income (loss) from affiliates	5	8	(38)	140	105
Income before income tax	284	369	1,524	3,051	2,066
Income tax expense	(80)	(117)	(336)	(714)	(388)
Net income	204	252	1,188	2,337	1,678
Net (income) attributable to noncontrolling interests and redeemable noncontrolling interests	(3)	(8)	(51)	(94)	(68)
Net income attributable to Bunge shareholders	$201	$244	$1,137	$2,243	$1,610

	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(U.S. dollars in millions, except share data)
Earnings per share – basic(1)
Net income attributable to Bunge shareholders – basic	$1.50	$1.70	$8.09	$15.07	$10.83
Earnings per share – diluted(2)
Net income attributable to Bunge shareholders – diluted	$1.48	$1.68	$7.99	$14.87	$10.51
Cash dividends paid per share	$0.68	$0.6625	$2.7025	$2.575	$2.30
Weighted average shares outstanding – basic	134,061,601	143,501,016	140,539,652	148,804,387	148,712,251
Weighted average shares outstanding – diluted	135,407,823	145,414,139	142,223,221	150,787,917	153,134,754
	As of March 31,		As of December 31,
	2025	2024	2024	2023
	(U.S. dollars in millions)
Consolidated Balance Sheet Data
Cash and cash equivalents	$3,245	$2,939	$3,311	$2,602
Inventories(3)	7,817	7,505	6,491	7,105
Working capital(4)	8,838	8,311	8,523	8,663
Total assets	26,660	25,821	24,899	25,372
Short-term debt, including Current portion of long-term debt	2,003	1,016	1,544	802
Long-term debt	4,714	4,079	4,694	4,080
Registered shares and Additional paid-in-capital	5,491	5,855	5,326	5,901
Total equity	11,544	11,528	10,945	11,814
Total liabilities, redeemable noncontrolling interest and equity	26,660	25,821	24,899	25,372

(1)
Earnings per share-basic is computed by dividing net income available to shareholders by the weighted-average number of shares outstanding for the period.

(2)
On March 23, 2022, all of Bunge’s 4.875% cumulative convertible perpetual preference shares automatically converted into common shares of Bunge.

(3)
Included in inventories were readily marketable inventories of $6,499 million and $6,218 million at March 31, 2025 and 2024, respectively, as well as $5,224 million and $5,837 million at December 31, 2024 and 2023, respectively. Readily marketable inventories are agricultural commodity inventories that are readily convertible to cash because of their commodity characteristics, widely available, and excludes inventory held for sale.

(4)
Working capital is defined as total current assets less total current liabilities.

Viterra Summary Consolidated Financial Data
The table below sets forth a summary of Viterra’s consolidated financial data for the periods presented. The financial data as of December 31, 2024 and 2023 and for fiscal years ended December 31, 2024 and 2023 are derived from Viterra’s audited consolidated financial statements, incorporated by reference into this prospectus, which was prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board. The summary financial data as of March 31, 2025 and 2024, and for the three months ended March 31, 2025 and 2024 are derived from Viterra’s unaudited consolidated financial statements for the respective periods, incorporated by reference into this prospectus. In the opinion of Viterra’s management, the unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results of operations and financial position of Viterra as of the date and for the periods presented. The results for the three months ended March 31, 2025 may not be necessarily indicative of full year results.
The information set forth below is not necessarily indicative of future results and you should read the summary consolidated financial data in conjunction with Viterra’s consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus.
	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023
	(U.S. dollars in millions)
Consolidated Statement of Income
Revenue	$10,038	$11,458	$44,226	$54,673
Cost of goods sold	(9,883)	(11,184)	(42,923)	(52,971)
Gross margin	155	274	1,303	1,702
Selling and administrative expenses	(158)	(151)	(707)	(467)
Share of income from associates and joint ventures	1	11	43	52
Gain on disposals of investments	—	1	1	31
Loss of remeasurement of disposal group held for sale	—	—	—	(162)
Impairment (expense)/release on trade receivables	(3)	(3)	(2)	6
Other income	2	1	7	124
Other expense	(8)	(4)	(6)	(99)
Dividend income	—	1	2	3
Interest income	8	10	44	47
Interest expense	(115)	(139)	(479)	(573)
Income before income taxes	(118)	1	206	664
Current income tax expense	(37)	(44)	(163)	(305)
Deferred income tax recovery	26	107	65	94
Income for the period	$(129)	$64	$108	$453
Attributable to:
Non-controlling interests	—	—	(1)	7
Equity holders	(129)	64	109	446

	As of March 31,	As of December 31,
	2025	2024	2023
	(U.S. dollars in millions)
Consolidated Statement of Financial Position
Non-current assets	$6,550	$6,564	$7,265
Inventories(1)	6,933	7,045	7,117
Cash and cash equivalents(2)	729	688	530
Current assets	11,837	12,279	12,224
Working capital(3)	4,340	3,547	4,357
Total assets	18,387	$18,843	$19,489
Share capital, reserves and retained earnings	4,658	4,783	5,181
Non-controlling interests	158	158	163
Total equity	4,816	4,941	5,344
Non-current borrowings	5,441	4,469	5,480
Current borrowings	3,363	3,653	2,430
Total equity and liabilities	18,387	$18,843	$19,489

(1)
Included in inventories were readily marketable inventories of $6,756 million at March 31, 2025, and $6,892 million and $6,960 million at December 31, 2024 and 2023, respectively. Readily marketable inventories are agricultural commodity inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.

(2)
Included within cash and cash equivalents is $272 million and $282 million held with banks for the purpose of settlement of outstanding letters of credit as of March 31, 2025 and December 31, 2024, respectively. There was no outstanding balance as of December 31, 2023.

(3)
Working capital is defined as total current assets less total current liabilities.

Summary Unaudited Pro Forma Combined Financial Data
The following summary unaudited pro forma condensed consolidated financial data has been prepared to reflect the proposed Acquisition. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Acquisition been completed on the dates indicated, or the future operating results or financial position of the combined company following the Acquisition. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.”
The income statement data for the three months ended March 31, 2025 and for the year ended December 31, 2024 in the table below gives effect to the Acquisition as if it had been consummated on January 1, 2024, the beginning of the period for which unaudited pro forma condensed combined financial statements have been presented. The balance sheet data in the table below assumes the Acquisition had been consummated on March 31, 2025.
The summary unaudited pro forma condensed consolidated financial data should be read in conjunction with (1) the audited historical consolidated financial statements of Bunge as of and for the fiscal years ended December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024, and notes thereto, which are included in Bunge’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 20, 2025, incorporated by reference herein, (2) the unaudited historical condensed consolidated financial statements of Bunge as of March 31, 2025 and December 31, 2024 and for the three months ended March 31, 2025 and March 31, 2024, and notes thereto, which are included in Bunge’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC on May 7, 2025, incorporated by reference herein, (3) the audited historical consolidated financial statements of Viterra as of and for the fiscal years ended December 31, 2024 and 2023, and notes thereto, which are included in Bunge’s Current Report on Form 8-K, as filed with the SEC on July 2, 2025, including the exhibits thereto, incorporated by reference herein, (4) unaudited historical condensed consolidated financial statements of Viterra as of March 31, 2025 and December 31, 2024 and for the three months ended March 31, 2025 and March 31, 2024, and the notes thereto, which are included in Bunge’s Current Report on Form 8-K, as filed with the SEC on July 2, 2025, including the exhibits thereto, incorporated by reference herein, and (5) the unaudited pro forma condensed combined financial statements as of and for the three months ended March 31, 2025, and for the year ended December 31, 2024, and the notes thereto, which are included in Bunge’s Current Report on Form 8-K, as filed with the SEC on July 2, 2025, including the exhibits thereto, incorporated by reference herein. See “Where You Can Find Additional Information.”
Income Statement Data
(U.S. dollars in millions, except per share data)
	Pro Forma Combined Three Months Ended March 31, 2025	Pro Forma Combined Year Ended December 31, 2024
Net sales	$20,903	$93,931
Income before income taxes	151	1,627
Net income	66	1,218
Net income per share:
Basic	$0.31	$5.67
Diluted	$0.31	$5.62

Balance Sheet Data (as of period end)
(U.S. dollars in millions)
Pro Forma Combined March 31, 2025
Total current assets	$26,946
Goodwill	2,547
Other intangible assets, net	364
Property, plant and equipment, net	11,242
Total assets	$45,732
Long-term debt	11,462
Total Bunge shareholders’ equity	15,815
Total liabilities, redeemable noncontrolling interest and equity	$45,732

RISK FACTORS
The terms of the Exchange Notes are identical in all material respects to those of the corresponding series of Original Notes, except for the transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes that will not apply to the Exchange Notes. You should carefully consider the risks described below and all of the information contained in and incorporated by reference into this prospectus before making a decision on whether or not to participate in the Exchange Offers. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.
Risks Relating to the Exchange Notes
The Exchange Notes are effectively subordinated to our secured debt.
The Exchange Notes are not secured by any of our assets. Therefore, in the event of our bankruptcy, winding up, liquidation or reorganization, holders of our secured debt will have claims with respect to the assets securing their debt that have priority over your claims as note holders. As of March 31, 2025, we had $4.714 billion of long-term debt and $675 million of current portion of long-term debt that is secured primarily by certain property, plant and equipment having a net carrying value of approximately $414 million. To the extent that the value of the secured assets is insufficient to repay our secured debt, holders of secured debt would be entitled to share in any of our remaining assets equally with you and any other unsecured lenders.
BLFC may not have the funds necessary to finance the change of control repurchase offer required by the Indentures.
Upon the occurrence of a “Change of Control Triggering Event” (as defined under the caption “Description of the Notes — Purchase of Notes Upon a Change of Control Triggering Event”), BLFC will be required to make an offer to repurchase all outstanding Exchange Notes. BLFC’s other outstanding debt securities have a substantially similar repurchase requirement. BLFC cannot assure you that BLFC will have sufficient funds available to make any required repurchases of the Exchange Notes. Any failure to repurchase any tendered Exchange Notes in those circumstances would constitute a default under the applicable Indenture. A default could result in the declaration of the principal and interest on all the Exchange Notes to be due and payable.
The terms of the Indentures and the Exchange Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Exchange Notes.
While the Indentures and the Exchange Notes contain terms intended to provide protection to holders of Exchange Notes upon the occurrence of certain events involving significant corporate transactions and BLFC’s creditworthiness, such terms are limited and may not be sufficient to protect your investment in the Exchange Notes.
The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of BLFC and BLFC’s subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Notes to require BLFC to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of BLFC’s and BLFC’s subsidiaries’ assets, taken as a whole, to another person or group may be uncertain.
The definition of the term “change of control triggering event” does not cover a variety of transactions (such as acquisitions by BLFC or recapitalizations) that could negatively affect the value of your Exchange Notes. If BLFC were to enter into a significant corporate transaction that would negatively affect the value of the Exchange Notes but would not constitute a “change of control triggering event,” BLFC would not be required to offer to repurchase your Exchange Notes prior to their maturity.

The Indentures do not limit the amount of debt that BLFC may incur.
The Indentures do not limit the amount of debt that BLFC may incur. The Indentures do not contain any financial covenants or other provisions that would afford the holders of the Exchange Notes any substantial protection in the event BLFC participates in a highly leveraged transaction.
Active trading markets for the Exchange Notes may not develop.
Each series of Exchange Notes is a new issue of securities with no established trading market. BLFC does not intend to apply to list the Exchange Notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that trading markets for the Exchange Notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Exchange Notes and the market for similar securities. Any trading markets that develop would be affected by many factors independent of, and in addition to, the foregoing, including:
•
the time remaining to the maturity of the Exchange Notes;

•
the outstanding amount of the Exchange Notes;

•
the terms related to optional redemption of the Exchange Notes; and

•
the level, direction and volatility of market interest rates generally.

If you fail to exchange your Original Notes, they will continue to be restricted securities and will likely become less liquid.
Original Notes that you do not tender, or that BLFC does not accept, will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. BLFC will issue Exchange Notes in exchange for Original Notes of the corresponding series pursuant to the Exchange Offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers — Procedures for Tendering Original Notes” and “The Exchange Offers — Conditions to the Exchange Offers.” These procedures and conditions include timely receipt by the exchange agent of a confirmation of book-entry transfer of the Original Notes being tendered and an agent’s message from DTC.
Because BLFC anticipates that all or substantially all holders of Original Notes will elect to exchange their Original Notes in these Exchange Offers, BLFC expects that the market for any Original Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Original Notes of the applicable series outstanding. If you do not tender your Original Notes following the Exchange Offers, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes of each series is likely to be adversely affected.
Bunge is a holding company and will depend upon funds from its subsidiaries to meet its obligations under the guarantee of the Notes.
Bunge is a holding company and its only significant assets are its investments in its subsidiaries. As a holding company, Bunge is dependent upon dividends, loans or advances or other intercompany transfers of funds from its subsidiaries to meet its obligations, including its obligations under the guarantee. The ability of certain of its subsidiaries to pay dividends and make other payments to Bunge may be restricted by, among other things, applicable laws, as well as agreements to which those subsidiaries may be party. Therefore, the ability of Bunge to make payments with respect to the guarantee may be limited.
Furthermore, Bunge’s subsidiaries (other than BLFC) are not obligated to make funds available to Bunge for payment with respect to the guarantee of the Notes or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The Notes effectively rank junior to all liabilities of Bunge’s subsidiaries

(other than BLFC). In the event of a bankruptcy, liquidation or dissolution of a subsidiary (other than BLFC) and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to Bunge as a shareholder or otherwise.
Bunge is the guarantor of all payments, including principal and interest, on the Notes and, as a Swiss company, may be subject to withholding tax on interest payments.
A federal withholding tax is levied in Switzerland on the interest payments of certain debt instruments. In such case, the rate would amount to 35% of the gross interest payment to the debtholders. No Swiss withholding tax would be due on interest payments on debt instruments issued by non-Swiss subsidiaries and guaranteed by Bunge so long as the proceeds from the issuance by the non-Swiss subsidiary are not used for financing activities in Switzerland in an amount exceeding the total equity of all non-Swiss subsidiaries of Bunge Group. Any such withholding tax may be fully or partially refundable to qualified debtholders either based on Swiss domestic tax law or based on existing double taxation treaties. Although Bunge intends to guarantee the debt of its subsidiary BLFC, none of the proceeds has been or is expected to be used for financing activities in Switzerland. Consequently, no Swiss withholding tax should be due with respect to such obligations. In the event of the imposition of any such withholding tax, Bunge would be required under some of its debt obligations to gross up the interest payments to cover the tax.
Bunge is a capital intensive business and depends on cash provided by its operations as well as access to external financing to operate and grow its business.
Bunge requires significant amounts of capital to operate its business and fund capital expenditures. The expansion of Bunge’s business and pursuit of acquisitions or other business opportunities may require Bunge to make significant investments into its business. In addition, Bunge and BLFC expect to have capacity to incur significant additional debt to fund Bunge’s working capital needs and for other corporate purposes, including opportunities for Bunge and/or BLFC to refinance existing debt.
It may be difficult to enforce judgments against Bunge, the guarantor of the Exchange Notes, and its directors and officers.
Several of Bunge’s directors and officers are non-residents of the U.S., and a substantial portion of its assets and the assets of those directors and officers are located outside the U.S. As a result, it may be difficult to effect service of process on those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against Bunge under its guarantee of the Exchange Notes or those persons based on civil liability provisions of the U.S. securities laws. It is uncertain whether Swiss courts would enforce judgments of U.S. courts obtained in actions against Bunge or other persons that are predicated upon the civil liability provisions of U.S. federal securities laws or original actions brought against Bunge or other persons predicated upon the Securities Act. The enforceability in Switzerland of a foreign judgment rendered against Bunge or such other persons is subject to the limitations set forth in such international treaties by which Switzerland is bound and the Swiss Federal Private International Law Act. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if:
•
such foreign court had jurisdiction,

•
such judgment has become final and non-appealable,

•
the court procedures leading to such judgment followed the principles of due process of law, including proper service of process, and

•
such judgment does not violate Swiss law principles of public policy.

In addition, enforceability of a judgment by a non-Swiss court in Switzerland may be limited if Bunge can demonstrate that it or such other persons were not effectively served with process. BLFC has been advised that the U.S. and Switzerland currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, including tax matters. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, would not be allowed in Swiss courts as they are contrary to Switzerland’s public policy.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward looking statements to encourage companies to provide prospective information to investors. This prospectus and the documents incorporated by reference herein include forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the heading “Risk Factors” in this prospectus, including:
•
the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;

•
the effect of weather conditions and the impact of crop and animal disease on our business;

•
the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;

•
changes in government policies and laws affecting our business, including agricultural and trade policies, including tariff policies, financial markets regulation and environmental, tax and biofuels regulation;

•
the impact of seasonality;

•
the impact of government policies and regulations;

•
the outcome of pending regulatory and legal proceedings;

•
our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s business combination with Viterra;

•
the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;

•
the effectiveness of our capital allocation plans, funding needs and financing sources;

•
the effectiveness of our risk management strategies;

•
operational risks, including industrial accidents, natural disasters, pandemics or epidemics, wars and cybersecurity incidents;

•
changes in foreign exchange policy or rates;

•
the impact of our dependence on third parties;

•
our ability to attract and retain executive management and key personnel; and

•
other factors affecting our business generally.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward looking statements contained in this prospectus, or in any document incorporated by reference herein or therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward looking events discussed in this prospectus, or any document incorporated by reference herein or therein, not to occur. Except as otherwise required by federal securities law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS
The Exchange Offers are intended to satisfy BLFC’s obligations under the registration rights agreement relating to the Original Notes. BLFC will not receive any cash proceeds from the issuance of the Exchange Notes. The terms of the Exchange Notes are identical in all material respects to the form and terms of the Original Notes, except for the transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, BLFC will receive, in exchange, an equal principal amount of the Original Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired or cancelled and cannot be reissued.

THE EXCHANGE OFFERS
Purpose of the Exchange Offers
In connection with the offer and sale of the Original Notes, BLFC entered into a registration rights agreement with the dealer managers in the exchange offers for outstanding VFBV notes in which the Original Notes were issued. BLFC is making the Exchange Offers to satisfy its obligations under the registration rights agreement.
Terms of the Exchange Offers
BLFC is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Exchange Notes for an equal principal amount of Original Notes. The terms of each series of Exchange Notes are substantially identical in all material respects to those of the corresponding series of Original Notes, except for the transfer restrictions and registration rights and related additional interest provisions relating to the Original Notes that will not apply to the Exchange Notes. Each series of Exchange Notes will be part of the same series as the corresponding series of Original Notes. Each series of Exchange Notes will be entitled to the benefits of the Indenture under which the corresponding series of Original Notes were issued. See “Description of the Notes.”
The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes of any series being tendered or accepted for exchange. As of the date of this prospectus, $579,763,000 aggregate principal amount of Original 2026 Notes, $439,733,000 aggregate principal amount of Original 2027 Notes, $598,591,000 aggregate principal amount of Original 2031 Notes, and $299,800,000 aggregate principal amount of Original 2032 Notes were outstanding. Original Notes tendered in the Exchange Offers must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of BLFC’s within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offers generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.
Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. BLFC has agreed, pursuant to the registration rights agreement, to cause a registration statement to be filed with the SEC (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offers, your Original Notes will continue to be subject to restrictions on transfer.
If any holder of the Original Notes is an affiliate of BLFC’s, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offers, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.
Expiration Date; Extensions; Termination; Amendments
The Exchange Offers expire on the Expiration Date, which is 5:00 p.m., New York City time, on August 15, 2025 unless we, in our sole discretion, extend the period during which the Exchange Offers are open.

BLFC reserves the right to extend the Exchange Offers at any time and from time to time prior to the Expiration Date by giving written notice to D. F. King, the exchange agent, and by public announcement communicated by no later than 5:00 p.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the Exchange Offers, all Original Notes previously tendered will remain subject to the Exchange Offers and may be accepted for exchange by BLFC.
The Exchange Date will promptly follow the Expiration Date. BLFC expressly reserves the right to:
•
extend the Exchange Offers, delay acceptance of Original Notes due to an extension of the Exchange Offers or terminate the Exchange Offers and not accept for exchange any Original Notes for any reason, including if any of the conditions set forth under “— Conditions to the Exchange Offers” shall have occurred and shall not have been waived by BLFC; and

•
amend the terms of the Exchange Offers in any manner, whether before or after any tender of the Original Notes.

If any termination or material amendment occurs, BLFC will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offers, which would include any waiver of a material condition hereof, BLFC will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offers following notice of the material amendment or change, as applicable.
Unless BLFC terminates the Exchange Offers prior to 5:00 p.m., New York City time, on the Expiration Date, BLFC will exchange the Exchange Notes for the tendered Original Notes promptly after the Expiration Date, and will issue to the exchange agent Exchange Notes for Original Notes validly tendered, not validly withdrawn and accepted for exchange. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offers. See “— Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”
This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed or sent by BLFC to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.
Procedures for Tendering Original Notes
To participate in the Exchange Offers, you must properly tender your Original Notes to the exchange agent as described below. BLFC will only issue the Exchange Notes in exchange for the Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. No letter of transmittal or other document should be sent to BLFC or Bunge. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.
If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone numbers set forth below.
All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your Original Notes using ATOP. The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offers within two business days after this prospectus is mailed or sent to holders, and any financial institution that is a participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender the Original Notes and that the participant agrees to be bound by the terms of the letter of transmittal.
By using the ATOP procedures to exchange the Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and BLFC in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by BLFC and will be final and binding. BLFC reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of counsel, be unlawful. BLFC also reserves the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. BLFC’s interpretation of the terms and conditions of the Exchange Offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Original Notes must be cured within such time as we shall determine. Although BLFC intends to notify holders of defects or irregularities with respect to tenders of the Original Notes, neither BLFC, the exchange agent, the Trustee, nor any other person will incur any liability for failure to give such notification. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the Exchange Offers.
In all cases, we will issue the Exchange Notes for the Original Notes that BLFC has accepted for exchange under the Exchange Offers only after the exchange agent receives, prior to the Expiration Date: a book-entry confirmation of such number of the Original Notes into the exchange agent’s account at DTC and a properly transmitted agent’s message.
If BLFC does not accept any tendered Original Notes for exchange or if the Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offers.
Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See “Plan of Distribution.”
Terms and Conditions Contained in the Letter of Transmittal
The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offers.
The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to BLFC and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes and that, when the same are accepted for exchange, BLFC will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or BLFC to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by BLFC and the issuance of Exchange Notes in exchange for tendered Original Notes will constitute performance in full by BLFC of its obligations under the registration rights agreement and that BLFC will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.
Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or beneficial holder of the Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offers generally, thereby certify that:
•
it is not an affiliate of BLFC’s or of its subsidiaries or, if the transferor is an affiliate of BLFC’s or its subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•
the Exchange Notes are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is the registered holder;

•
the transferor has not entered into, engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to engage in a distribution of the Exchange Notes issued to the transferor;

•
the transferor is not a broker-dealer who tendered Viterra notes acquired directly from Viterra or its subsidiaries for its own account in exchange for the Original Notes; and

•
the transferor is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offers.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
Withdrawal Rights
Original Notes tendered pursuant to the Exchange Offers may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal not later than 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name of the holder, the principal amount of Original Notes delivered for exchange, a statement that such holder is withdrawing such holder’s election to have such Original Notes exchanged and the number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described under “— Procedures for Tendering Original Notes” above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by BLFC, and will be final and binding on all parties. None of the Company, the exchange agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders or incur any liability for failure to give any such notification.
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
Upon the terms and subject to the conditions of the Exchange Offers, the acceptance for exchange of Original Notes validly tendered and not validly withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For purposes of the Exchange Offers, BLFC will be deemed to have accepted for exchange validly tendered Original Notes when and if BLFC has given written notice to the exchange agent. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

The exchange agent will act as agent for the tendering holders of each series of Original Notes for the purposes of receiving corresponding series of Exchange Notes from BLFC and causing the Original Notes to be assigned, transferred and exchanged. Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Original Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offers.
Conditions to the Exchange Offers
Notwithstanding any other provision of the Exchange Offers, or any extension of the Exchange Offers, BLFC will not be required to issue Exchange Notes in exchange for any properly tendered Original Notes not previously accepted and may terminate the Exchange Offers by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at BLFC’s option, modify or otherwise amend the Exchange Offers, if, in BLFC’s reasonable determination:
•
there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC;

•
seeking to restrain or prohibit the making or consummation of the Exchange Offers;

•
assessing or seeking any damages as a result thereof;

•
resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offers; or

•
the Exchange Offers violate any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for BLFC’s sole benefit and may be asserted by BLFC with respect to all or any portion of the Exchange Offers regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by BLFC in whole or in part at any time or from time to time in BLFC’s sole discretion. The failure by BLFC at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. BLFC reserves the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offers.
In addition, BLFC reserves the right to take any action with respect to the Exchange Offer for one series of Original Notes (including, without limitation, extending, amending, terminating or waiving a condition to the Exchange Offer with respect to such series) without taking the same action with respect to the Exchange Offers for the other series of Original Notes.
Any determination by BLFC concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.
In addition, BLFC will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indentures under which the Original Notes were issued under the Trust Indenture Act of 1939.

Exchange Agent
D. F. King has been appointed as the exchange agent for the Exchange Offers. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the accompanying letter of transmittal, should be directed to the exchange agent addressed as follows:
By Overnight Delivery or Mail (Registered
or Certified Mail Recommended):
D.F. King
Attn: Michael Horthman
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call:
(212) 652-2403
All Others Call Toll Free:
(800) 967-5074
Email: bunge@dfking.com
Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service. The Trustee and the Exchange Agent are not responsible for and make no representation as to the validity, accuracy or adequacy of this prospectus and any of its contents, and are not be responsible for any of BLFC statements or any other person in this prospectus or in any document issued or used in connection with it or the Exchange Offers. The Trustee and the Exchange Agent make no recommendation to any Holder whether to tender Original Notes pursuant to the Exchange Offers or to take any other action.
Solicitation of Tenders; Expenses
BLFC has not retained any dealer-manager or similar agent in connection with the Exchange Offers and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offers. BLFC will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by BLFC.
No person has been authorized to give any information or to make any representations in connection with the Exchange Offers other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by BLFC. Neither the delivery of this prospectus nor any exchange made in the Exchange Offers will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.
The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offers or the acceptance would not be in compliance with the laws of the jurisdiction. However, BLFC may, at its discretion, take any action as it may deem necessary to make the Exchange Offers in any jurisdiction.
Appraisal or Dissenters’ Rights
Holders of Original Notes will not have appraisal or dissenters’ rights in connection with the Exchange Offers.

Transfer Taxes
BLFC will pay all transfer taxes, if any, applicable to the transfer of Original Notes to BLFC and the issuance of Exchange Notes in the Exchange Offers — unless BLFC is instructed to issue or cause to be issued Exchange Notes, or request that Original Notes not tendered or accepted in the Exchange Offers be returned, to a person other than the tendering holder. If transfer taxes are imposed for any such other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.
If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, if applicable, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any amounts due to such holder.
Income Tax Considerations
BLFC advises you to consult your own tax advisors as to your particular circumstances and the effects of any U.S. federal, state, local or non-U.S. tax laws to which you may be subject.
The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended, which is herein referred to as the “Code,” Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations.
As described in “Certain U.S. Federal Income Tax Considerations,” the exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange and will not result in any taxable income, gain or loss for U.S. federal income tax purposes, and immediately after the exchange, a holder will have the same adjusted tax basis and holding period in each Exchange Note received as such holder had immediately prior to the exchange in the corresponding Original Note surrendered.
Consequences of Failure to Exchange
As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offers will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.
UPON COMPLETION OF THE EXCHANGE OFFERS, DUE TO THE RESTRICTIONS ON TRANSFER OF THE ORIGINAL NOTES AND THE ABSENCE OF SIMILAR RESTRICTIONS APPLICABLE TO THE EXCHANGE NOTES, IT IS HIGHLY LIKELY THAT THE MARKET, IF ANY, FOR ORIGINAL NOTES WILL BE LESS LIQUID THAN THE MARKET FOR EXCHANGE NOTES. CONSEQUENTLY, HOLDERS OF ORIGINAL NOTES WHO DO NOT PARTICIPATE IN THE EXCHANGE OFFERS COULD EXPERIENCE SIGNIFICANT DIMINUTION IN THE VALUE OF THEIR ORIGINAL NOTES COMPARED TO THE VALUE OF THE EXCHANGE NOTES.

DESCRIPTION OF THE NOTES
The Notes (as defined below) will be issued under an indenture dated on or about the completion of the Exchange Offers, among Bunge Limited Finance Corp. (“BLFC”), as issuer, Bunge Global SA (“Bunge”), as guarantor, and U.S. Bank Trust Company, National Association, a national banking corporation with trust powers, as trustee, and as supplemented by one or more supplemental indentures to be dated as of the Expiration Date (such indenture, as so supplemented by any applicable supplemental indenture, the “Indenture”).
For purposes of this “Description of Notes,” we refer to the Original 2026 Notes and the New 2026 Notes, collectively, as the 2026 Notes; the Original 2027 Notes and the New 2027 Notes, collectively, as the 2027 Notes; the Original 2031 Notes and the New 2031 Notes, collectively, as the 2031 Notes; and the Original 2032 Notes and the New 2032 Notes, collectively, as the 2032 Notes.
The Exchange Notes offered hereby and any Original Notes not tendered pursuant to the terms hereof (collectively, the “Notes”), will be treated as a single class under the Indenture, including for purposes of determining whether the required percentage of holders have given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders. The terms of the Exchange Notes will be substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended (“TIA”).
BLFC is a 100%-owned indirect subsidiary of Bunge. There are no restrictions on the ability of BLFC to transfer funds to Bunge.
This description of the Notes is intended to be a useful overview of the material provisions of the Notes, the guarantee thereof (the “Guarantee”) and the Indenture. Because this description is only a summary, you should refer to the Indenture for a complete description of BLFC’s and Bunge’s obligations and your rights. A copy of the Indenture is available for inspection during normal business hours at the offices of the trustee.
Certain terms used in this description of the Notes are set forth under “— Defined Terms.”
General
The Notes
The Notes will:
•
each be issued as separate series and will constitute debt securities under the Indenture, and will be initially limited (subject in each case to the rights of BLFC to create and issue additional notes as described under “— Further Issuances”) to an aggregate principal amount of:

•
$579,763,000 of the 2026 Notes;

•
$439,733,000 of the 2027 Notes;

•
$598,591,000 of the 2031 Notes;

•
$299,800,000 of the 2032 Notes;

•
mature on April 21, 2026 for the 2026 Notes, on April 21, 2027 for the 2027 Notes, on April 21, 2031 for the 2031 Notes and on April 21, 2032 for the 2032 Notes;

•
not be convertible into any other security or have the benefit of any sinking fund;

•
rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of BLFC;

•
be fully, unconditionally and irrevocably guaranteed by Bunge, which Guarantee will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of Bunge;

•
be issued in minimum denominations of $2,000 and integral multiples of $1,000; and

•
be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “— Book-Entry, Delivery and Form.”

Interest
Interest on the Notes will:
•
accrue at a rate of 2.000% per annum for the 2026 Notes, at a rate of 4.900% per annum for the 2027 Notes, at a rate of 3.200% per annum for the 2031 Notes and at a rate of 5.250% per annum for the 2032 Notes;

•
accrue from the most recent interest payment date on the corresponding series of Original Notes accepted in the Exchange Offers or, if no interest has been paid, from April 21, 2025;

•
be payable in cash semi-annually in arrears on April 21 and October 21 of each year, commencing on October 21, 2025;

•
be payable to the holders of record on the business day immediately preceding the relevant interest payment date; and

•
be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment and Transfer
Principal, premium and interest, if any, on the Notes will be payable, and the Notes may be surrendered for registration of transfer or exchange, at the office or agency maintained by BLFC for such purpose which initially will be the office of the trustee, U.S. Bank Trust Company, National Association, 2 Concourse Parkway NE, Suite 800, Atlanta, Georgia 30328, United States of America. Payment of principal of, premium and interest, if any, on the Notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note.
A holder may transfer or exchange notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but BLFC or Bunge may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to certain specified terms).
All amounts of principal or premium and interest, if any, on the Notes paid by BLFC that remain unclaimed for two years after such payment was due and payable will be repaid to BLFC on its request and the holders of such Notes will thereafter look solely to BLFC for payment.
Optional Redemption by BLFC
Prior to the applicable Par Call Date, BLFC may redeem each series of the Notes at its option, in whole at any time, or in part from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•
(a) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of the Notes to be redeemed discounted to the redemption date (assuming such notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points with respect to the 2026 Notes, plus 35 basis points with respect to the 2027 Notes, plus 25 basis points with respect to the 2031 Notes and plus 40 basis points with respect to the 2032 Notes, less (b) interest accrued to the date of redemption, and

•
100% of the principal amount of the applicable series of notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the applicable series of Notes will be redeemable at the option of BLFC, in whole or in part from time to time, on at least 15 days’ but not more than 60 days’ prior notice mailed to the registered address of each holder of the series of Notes to be so redeemed, at a redemption price equal to 100% of the principal amount of the Notes being redeemed on the redemption date plus, in each case, accrued and unpaid interest on the Notes to be redeemed to the date of redemption.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the BLFC in accordance with the following two paragraphs.
The Treasury Rate shall be determined by BLFC after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, BLFC shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, BLFC shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, BLFC shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, BLFC shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
BLFC’s actions and determinations in determining the redemption price shall be conclusive and binding on the holders for all purposes, absent manifest error. BLFC will be responsible for making all calculations with respect to the redemption price. The trustee is entitled to rely conclusively upon the accuracy of such calculations without independent verification (and the trustee will not have any responsibility for such calculations).
In the case of a partial redemption, selection of a series of notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a series of a principal amount of $2,000 or less will be redeemed in part. If any note of a series is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed. A new note of the applicable series, in a principal amount equal to the unredeemed portion of the note, will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary. Unless BLFC defaults in payment of the redemption price on and after the redemption date interest will cease to accrue on the notes on portions thereof called for redemption.
Repurchase at the Option of Holders
In the event that a Change of Control Triggering Event occurs, unless BLFC has irrevocably exercised its right to redeem any or all series of Notes without such redemption being subject to any conditions precedent as described in “— Optional Redemption by BLFC,” holders will have the right, at such holder’s option, subject to the terms and conditions of the Indenture, to require BLFC to purchase for cash any or all of such holder’s Notes in integral multiples of $1,000 original principal amount. BLFC will make an offer to purchase all such Notes (the “Change of Control Offer”) at a price equal to 101% of the aggregate principal amount of the Notes to be purchased plus accrued and unpaid interest to, but excluding, the date the Notes are purchased, if any, subject to the right of holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”).
Within 60 days following any Change of Control Triggering Event, BLFC will send notice of such Change of Control Offer to each holder of each series of Notes in accordance with the procedures of DTC, with a copy to the trustee, with the following information:
•
that the Change of Control Offer is being made pursuant to the provisions of the Indenture and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by BLFC;

•
the date of the Change of Control Triggering Event;

•
the date, which will be no earlier than 30 days and no later than 60 days after the date the notice of the occurrence of the Change of Control Triggering Event is mailed, by which BLFC must purchase the Notes (the “Change of Control Payment Date”);

•
the price that BLFC must pay for the Notes it is obligated to purchase;

•
the name and address of the trustee;

•
that any Notes not properly tendered will remain outstanding and continue to accrue interest;

•
that unless BLFC defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

•
the procedures for surrendering Notes to the paying agent for payment; and

•
the procedures by which a holder may withdraw such a tender after it is given.

On the Change of Control Payment Date, BLFC will be obligated, to the extent lawful, to:
•
accept for payment Notes of each series or portions of Notes properly tendered (subject to minimum denomination requirements);

•
deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•
deliver or cause to be delivered to the trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

In connection with any purchase of Notes after a Change of Control Triggering Event, BLFC will comply with all federal and state securities laws, including, specifically, Rule 13e-4, if applicable, under the Exchange Act, and any related Schedule 13E-4 required to be submitted under that rule.
BLFC will not purchase any Notes if there has occurred and is continuing to occur on the Change of Control Payment Date an event of default under the Indenture, other than a default in payment of the purchase price payable for the Notes upon a Change of Control Triggering Event. Current and future agreements relating to indebtedness to which Bunge and its subsidiaries are, and may become, party may restrict BLFC from purchasing Notes upon a Change of Control Triggering Event. If a Change of Control Triggering Event occurs at a time when BLFC is prohibited from purchasing the Notes, Bunge could seek the consent of lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such a prohibition. If Bunge does not obtain such consent or refinance such borrowings, BLFC will remain prohibited from purchasing the Notes. In addition, certain indebtedness to which Bunge and its subsidiaries are party currently provide, and may in the future also provide, that certain change of control events with respect to Bunge would constitute a default thereunder (including events that would constitute a Change of Control Triggering Event under the Indenture). If Bunge experiences a change of control that triggers a default under the terms of Bunge’s or its subsidiaries’ other indebtedness, Bunge could seek a waiver of such default or seek to refinance such other indebtedness. In the event Bunge does not obtain such a waiver or refinance the indebtedness, such default could result in amounts outstanding under such other indebtedness being declared due and payable.
BLFC’s ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by Bunge’s then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Bunge. Bunge has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, Bunge could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could affect its capital structure or credit ratings.
BLFC will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by BLFC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.
The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Bunge to any person. Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Bunge. As a result, it may be unclear whether a Change of Control has occurred and whether a holder of Notes may require BLFC to make an offer to repurchase the Notes as described above. The provisions under the Indenture relating to BLFC’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.
Further Issuances
BLFC may from time to time, without the consent of existing noteholders, create and issue additional Notes of any series having the same terms and conditions as the Notes in all respects, except for issue date, issue price and first payment of interest of such Notes of such series. Additional Notes of any series issued in this manner will be consolidated with and will form a single series with the previously outstanding Notes of such series; provided that, if the additional Notes of such series are not fungible with the previously outstanding Notes for U.S. federal income tax purposes, the additional Notes will have a separate CUSIP number, Common Code, ISIN number and/or any other identifying number.
Guarantee
Bunge will fully, unconditionally and irrevocably guarantee to each holder and the trustee the full and prompt payment of principal of, premium, if any, and interest on the Notes, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, including any additional amounts required to be paid in connection with certain taxes. Any obligation of Bunge to make a payment may be satisfied by causing BLFC to make such payment.
Ranking
The Notes of each series will be unsecured and unsubordinated indebtedness of BLFC and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of BLFC.
The Guarantee will be an unsecured and unsubordinated obligation of Bunge and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of Bunge. The Guarantee will effectively rank junior in right of payment to any secured indebtedness of Bunge to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of its subsidiaries.
Additional Amounts
In the event that payments are required to be made by Bunge pursuant to its obligations under the Guarantee, Bunge will pay to the holder of any Note such additional amounts as may be necessary so that every net payment made by Bunge or a paying agent of the principal of, premium, if any, and interest on such Note, after deducting or withholding for or on account of any present or future tax, duty, assessment or other similar governmental charge duly imposed by Switzerland will not be less than the amount provided in that Note to be then due and payable. Bunge will not be required, however, to make any payment of additional amounts for or on account of any such tax imposed by reason of the holder having some connection with Switzerland, other than its participation as holder under the Indenture.
Covenants
The Indenture will set forth covenants that will impose limitations and restrictions on BLFC and will also set forth covenants which will be applicable to Bunge and certain of its subsidiaries. This section summarizes the material covenants of BLFC and Bunge in the Indenture.
Limitations and Restrictions on BLFC
The Indenture will limit and restrict BLFC from taking the following actions or engaging in the following activities or transactions:
•
engaging in any business or entering into, or being a party to, any transaction or agreement except for:

•
the issuance and sale of the Notes;

•
the incurrence of Permitted Indebtedness;

•
the entering into of Hedge Agreements relating to the Notes or such other indebtedness having a notional amount not exceeding the aggregate principal amount of the Notes and such other indebtedness outstanding; and

•
the use of the net proceeds from the issuance of the Notes or such other indebtedness to either increase its investment in intercompany loans or to repurchase, redeem or repay the Notes, Permitted Indebtedness, or other indebtedness that is equal in right of payment on the Notes or to pay expenses incurred therewith.

•
acquiring or owning any subsidiaries;

•
incurring any Indebtedness which ranks senior in right of payment to the Notes;

•
creating, assuming, incurring or suffering to exist any Lien, other than Company Permitted Liens, upon any Property (it being understood, for the avoidance of doubt, that BLFC may not create, assume, incur or suffer to exist any Lien, including any Lien which would otherwise constitute a Permitted Lien, in the case of Bunge or any Restricted Subsidiary, other than Company Permitted Liens); and

•
entering into any consolidation, merger, amalgamation, joint venture, syndicate or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables.

Limitation on Liens
The Indenture will provide that Bunge will not, and will not permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien, other than Permitted Liens, upon any Restricted Property or upon any shares of stock or Indebtedness of any Restricted Subsidiary, to secure any Indebtedness incurred or guaranteed by Bunge or any Restricted Subsidiary (other than the Notes), unless all of the outstanding Notes and the Guarantee are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness shall be so secured.
Restriction on Sale-Leasebacks
The Indenture will provide that Bunge will not, and will not permit any Restricted Subsidiary to, engage in the sale or transfer by it of any Restricted Property to a person (other than Bunge or a Restricted Subsidiary) and the taking back by Bunge or any Restricted Subsidiary, as the case may be, of a lease of such Restricted Property (a “sale-leaseback transaction”), unless:
(1)
the sale-leaseback transaction occurs within six months from the date of the acquisition of the subject Restricted Property or the date of the completion of construction or commencement of full operations of such Restricted Property, whichever is later; or

(2)
the sale-leaseback transaction is between Bunge and a Restricted Subsidiary of Bunge, or between Restricted Subsidiaries of Bunge; or

(3)
the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(4)
the sale-leaseback transaction constitutes a Permitted Lien for the purposes of “— Limitation on Liens”; or

(5)
Bunge or such Restricted Subsidiary, within a one-year period after such sale-leaseback transaction, (a) applies or causes to be applied an amount not less than the Attributable Indebtedness from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement of any debt of Bunge or any Subsidiary having a maturity of more than one year that is not subordinated to the Notes, or (b) enters into a bona fide commitment to expend an amount not less than the Attributable Indebtedness for such sale-leaseback transaction during such one-year period to the acquisition, construction or development of other similar Property.

Exception to Limitation on Liens and Restriction on Sale-Leasebacks
Notwithstanding the foregoing restrictions on Liens (other than a Permitted Lien) and sale-leaseback transactions, the Indenture will provide that Bunge may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien (other than a Permitted Lien) upon any Restricted Property or the shares of stock or Indebtedness of any Restricted Subsidiary to secure Indebtedness incurred or guaranteed by Bunge or any Restricted Subsidiary (other than the Notes) or effect any sale-leaseback transaction of a Restricted Property that is not excepted by clauses (1) through (5), inclusive, of the first paragraph under “— Restriction on Sale-Leasebacks,” without equally and ratably securing the Notes or the Guarantee; provided that, after giving effect thereto, the aggregate principal amount of outstanding Indebtedness (other than the Notes) secured by such Liens (other than Permitted Liens) upon Restricted Property and the shares of stock or Indebtedness of any Restricted Subsidiary plus the Attributable Indebtedness from sale-leaseback transactions of Restricted Property not so excepted do not exceed 20% of its Consolidated Net Tangible Assets.
In summary, and for the avoidance of doubt, BLFC is prohibited from creating, assuming, incurring or suffering to exist any Lien, except for Company Permitted Liens, upon any Property whatsoever. Otherwise, only Bunge and Restricted Subsidiaries are subject to any restrictions on Liens and sale-leaseback transactions.

Consolidation, Merger, Amalgamation and Sale of Assets
The Indenture will provide that Bunge may consolidate with or merge or amalgamate with or into, engage in a series of transactions to redomesticate into a new jurisdiction, or sell, lease or convey all or substantially all of its assets to, another person only if:
(1)
the successor or continuing or redomesticated company is either Bunge or is a person incorporated under the laws of Bermuda, or organized under the laws of the United States, any state thereof or the District of Columbia, any full member state of the European Union, Canada, Australia, Switzerland or the United Kingdom, and assumes by supplemental indenture all of Bunge’s obligations under the Indenture and the Guarantee; and

(2)
immediately after giving effect to the transaction, no event of default under the Indenture, or event which with notice or lapse of time would be an event of default under the Indenture, has occurred and is continuing.

If Bunge engages in one of the transactions described above and complies with the conditions listed above, the successor will be substituted for Bunge for the purposes of the Indenture with the same effect as if it and not Bunge had been an original party to the Indenture. Thereafter, the successor may exercise the rights and powers of Bunge under the Indenture. However, in the case of a lease of all or substantially all its assets, Bunge will not be released from the obligation to pay the principal of, premium, if any, and interest on the Notes (including additional amounts).
In the event that Bunge consolidates with or merges or amalgamates with or into, engages in a series of transaction to redomesticate into a new jurisdiction, or sells, leases or conveys all or substantially all of its assets to, another person and the successor is not a person organized under the laws of United States, any state thereof or the District of Columbia, Bunge and the successor or continuing or redomesticated company will, as a condition to such consolidation, merger, amalgamation or sale, lease or conveyance of assets, comply with the following additional requirements:
•
enter into a supplemental indenture with the trustee providing for full, unconditional and irrevocable indemnification of the holders and beneficial owners of the Notes and the trustee against any tax or duty (including, for the avoidance of doubt, any withholding tax) of whatever nature (other than any tax imposed by reason of the holder having a connection to any such jurisdiction other than as a holder of a Note) which is incurred or otherwise suffered by the trustee or such holders or beneficial owners with respect to the Notes and which would not have been incurred or otherwise suffered in the absence of such consolidation, merger, amalgamation or sale, lease or conveyance of assets; and

•
deliver to the trustee, for the benefit of the holders of the Notes, legal opinions of independent legal counsel of recognized standing in New York and the jurisdiction under whose laws the successor or continuing or redomesticated company is organized, to the effect that the obligations of the successor with respect to the Indenture or the Guarantee, as applicable, are legal, valid, binding and enforceable in accordance with their terms.

In addition, the Indenture will provide that Bunge will not permit any Subsidiary to consolidate with or merge or amalgamate with or into, or sell, lease or convey all or substantially all of its assets to, any person unless:
•
such transaction is a merger or amalgamation of a Subsidiary into, or a consolidation of a Subsidiary with, Bunge (so long as Bunge is the surviving or continuing entity) or another Subsidiary or the sale, lease or conveyance by a Subsidiary of all or substantially all of its property to Bunge or another Subsidiary; or

•
such transaction is the merger or amalgamation of a Subsidiary with or into, the consolidation of a Subsidiary with, or the sale, lease or conveyance by a Subsidiary of all or substantially all of its property to, another person (provided that such person is not an affiliate), so long as immediately prior to, and after giving effect to, the transaction, no default or event of default exists or would exist.

Notwithstanding the foregoing sentence, BLFC may not be party to, or the subject of, any consolidation, merger, amalgamation or sale of assets.

Reports
BLFC will covenant to deliver to the trustee, within 15 days after we are required to file the same with the Securities and Exchange Commission (the “Commission” or “SEC”), copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In addition, BLFC agrees that, for so long as any notes of a series remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders of the notes of such series and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default
Each of the following will be an event of default under the Indenture:
(1)
the default in any payment of interest on any Note of a series when it becomes due, and continuance of such default for a period of 30 days;

(2)
the default in the payment of principal of, or premium, if any, on, any Notes of a series when due at its stated maturity, upon optional redemption or otherwise, upon declaration of acceleration or otherwise;

(3)
the failure by BLFC or Bunge to comply for 60 days after written notice with its other agreements contained in the Indenture;

(4)
the failure of BLFC, Bunge or a Material Subsidiary (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due, (b) to pay interest on any such indebtedness beyond any provided grace period or (c) to observe or perform any agreement or condition relating to such indebtedness, that has caused or permit the holder or beneficiary of such indebtedness to cause, with the giving of notice, if required, such indebtedness to become due prior to its stated maturity, and such acceleration has not been cured within 15 days after notice of acceleration; provided, however, that an event described in subclause (a), (b) or (c) above shall not constitute an event of default unless, at such time, one or more events of the type described in clauses (a), (b) or (c) shall have occurred or be continuing with respect to such indebtedness in an amount exceeding $100,000,000; or

(5)
certain events of bankruptcy, insolvency or reorganization of (a) BLFC, (b) Bunge or (c) a Material Subsidiary.

A default under clause (3) above that has occurred and is continuing will not constitute an event of default under the Indenture until the trustee or the holders of not less than 25% in principal amount of the outstanding Notes notifies BLFC or Bunge, as the case may be, of the default and such default is not cured within the time specified in such clause (3) after receipt of such notice.
If an event of default (other than an event of default described in clause (5) above) occurs and is continuing, the trustee by written notice to BLFC, or the holders of at least 25% in principal amount of the outstanding Notes by written notice to BLFC and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding Notes under the Indenture may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and the consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing events of default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note of any series may pursue any remedy with respect to the Indenture or the Notes of such series unless:
•
such holder has previously given the trustee written notice of a continuing event of default under the Indenture;

•
holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series have requested in writing that the trustee pursue the remedy;

•
such holders have offered, and, if requested, provide to the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

•
the trustee has not complied with such request within 60 days after the receipt of the request and the offer, and, if requested, the provision of security or indemnity; and

•
during such 60-day period the holders of a majority in aggregate principal amount of the then outstanding Notes of a series do not give the trustee a direction inconsistent with the request.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes of any series are given the right to, in writing, direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines may be unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.
The Indenture provides that if a default occurs and is continuing and is actually known to the trustee, the trustee must send to each holder notice of the default or event of default within 90 days after it occurs. Except in the case of a default or event of default in the payment of principal of, premium, if any, or interest on any Note, the trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the holders. In addition, BLFC and Bunge are required to deliver to the trustee, within 10 days after becoming aware of the occurrence of any default, notice of such default, and in any event within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.
Amendments and Waivers
Modifications and amendments of the Indenture may be made by BLFC, Bunge and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the relevant series of the Notes then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the Notes) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of notes of each such series. After a supplemental indenture or waiver becomes effective, BLFC shall send to the holders affected thereby a notice briefly describing the supplemental indenture or waiver. Any failure by BLFC to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.
However, without the consent of each holder affected, an amendment or waiver may not, with respect to any series of Notes held by a non-consenting holder:
•
reduce the principal amount or change the fixed maturity of any Note;

•
reduce the rate (or alter the method of computation) of or extend the time for payment of interest, including default interest, on any Note;

•
waive a default or event of default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration;
•
make the principal of or premium, if any, or interest on any Note payable in currency other than that stated in the Notes;

•
make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of holders of the Notes to receive payments of principal of or premium, interest, if any, on the Notes and to institute suit for the enforcement of any such payments;

•
make any change in the foregoing amendment and waiver provisions; or

•
reduce the percentage in principal amount of any Notes, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify or amend the Indenture or to waive any past defaults.

The holders of a majority in aggregate principal amount of the Notes of any series then outstanding (including consents obtained in connection with the purchase of, or tender of or exchange offer for, such Notes) by notice to the trustee may on behalf of the holders of all of the Notes waive any existing default or event of default and its consequences under the Indenture except a continuing default or event of default in the payment of premium or interest on, or the principal of, the Notes (including in connection with an offer to purchase); provided, however, that the holders of a majority in aggregate principal amount of the then outstanding Notes of any series may rescind an acceleration of such Notes and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such default or event of default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured for every purpose of the Indenture, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereon.
Without the consent of any holder, BLFC, Bunge and the trustee may modify or amend the Indenture to:
•
to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture that may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; provided, however, that any amendment made solely to conform the provisions of the Indenture to the description of the Notes contained in this prospectus will not be deemed to adversely affect the interests of the holders of such Notes, as evidenced by an officer’s certificate of BLFC stating that such text constitutes an unintended conflict with the description of the corresponding provision in this prospectus;

•
to provide for uncertificated Notes in addition to or in place of certificated Notes;

•
to provide for the assumption of BLFC’s or Bunge’s obligations to the holders by a successor to BLFC or Bunge, as applicable;

•
to make any change that would provide any additional rights or benefits to the holders that does not adversely affect the legal rights hereunder of any holder;

•
to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

•
to provide for the issuance of and establish the form and terms and conditions of Notes of any series as permitted by the Indenture;

•
to add guarantees with respect to the Notes of any series or to provide security for the Notes of any series;

•
to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee; or

•
to make any other change that does not materially adversely affect the rights of any holders, as determined conclusively by BLFC in good faith.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, BLFC is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.
Defeasance
BLFC at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including obligations relating to the defeasance trust, registering the transfer or exchange of such Notes, replacing mutilated, destroyed, lost or stolen Notes and maintaining a registrar and paying agent in respect of the Notes. If BLFC exercises its legal defeasance option, the Guarantee will terminate.
BLFC at any time may terminate its obligations under covenants described under “— Covenants” (other than “Consolidation, Merger, Amalgamation and Sale of Assets”) above, its obligation to repurchase Notes following a Change of Control Triggering Event and the events of default described in clauses (3) (to the extent that the covenants referred to therein have been terminated as a result of the defeasance), (4) and (5) under “— Events of Default” above (“covenant defeasance”).
BLFC may exercise its legal defeasance option notwithstanding a prior exercise of its covenant defeasance option. If BLFC exercises its legal defeasance option, payment of the Notes may not be accelerated because of an event of default with respect thereto. If BLFC exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an event of default specified in clause (3) (to the extent that the covenants referred to therein have been terminated as a result of the defeasance), (4) or (5) under “— Events of Default” above.
In order to exercise either defeasance option, BLFC must irrevocably deposit in trust with the trustee, cash in U.S. dollars, non-callable government obligations, or a combination thereof in such amounts as will be sufficient, as determined by BLFC , to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and BLFC must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law. If the legal defeasance option is exercised and complies with all necessary conditions, noteholders would have to rely solely on the trust deposit for the payment of the Notes and could not look to BLFC or Bunge for payment in the event of any shortfall.
Concerning the Trustee
U.S. Bank Trust Company, National Association is the trustee under the Indenture and has been appointed by BLFC as Registrar and Paying Agent with regard to the Notes. An affiliate of the trustee is a lender under certain of BLFC’s credit facilities.
Governing Law
The Notes, the Guarantee and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.
Consent to Jurisdiction
Bunge will irrevocably submit to the exclusive jurisdiction of any New York state court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the Indenture, the Notes or the Guarantee, and will agree that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.
Currency Indemnity
The obligation of Bunge or BLFC to make any payments under the Indenture, the Notes or the Guarantee will be in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars as a result of any judgment or order given or made in a currency other than U.S. dollars in respect of an amount due under the Indenture, the Notes or the Guarantee will constitute a discharge of BLFC’s or Bunge’s obligation only to the extent of the amount in U.S. dollars that the noteholder is able to purchase with the amount such noteholder receives or recovers. If the amount of U.S. dollars purchased by such noteholder is less than the amount expressed to be due to such noteholder, Bunge will indemnify the noteholder against any loss sustained as a result. In any event, Bunge will indemnify the noteholder against the cost of any such purchase.
Defined Terms
“Attributable Indebtedness” means, when used with respect to any sale-leaseback transaction, as at the time of determination, the present value (discounted at the rate of interest set forth in or implicit in the terms of the lease) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended).
“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an event that would, if consummated, result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control, which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by each of the Rating Agencies.
“Change of Control” means the occurrence of any of the following: (1) Bunge becomes aware (by way of report or any other filing pursuant to Section 13(d) of the Exchange Act or written notice) of the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Section 13d-5(b)(1) of the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the voting power of the voting stock of Bunge then outstanding or (2) the sale, lease or transfer of all or substantially all of the assets of Bunge and its subsidiaries, taken as a whole, to any person or persons that is not a subsidiary of Bunge.
“Change of Control Triggering Event” means the occurrence of a Change of Control that results in a Below Investment Grade Rating Event.
“Company Permitted Lien” means:
(1)
Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith and with respect to which adequate reserves have been established in accordance with U.S. GAAP;

(2)
any Lien pursuant to any order or attachment or similar legal process arising in connection with court proceedings; provided that the execution or other enforcement thereof is effectively stayed or a sufficient bond had been posted and the claims secured thereby are being contested at the time in good faith by appropriate proceedings;

(3)
any Liens securing bonds posted with respect to and in compliance with clauses (1) and (2) above;

(4)
Liens to secure bonds posted in order to obtain stays of judgments, attachments or orders, the existence of which bonds would not otherwise constitute an event of default; and

(5)
Liens securing obligations under a Hedge Agreement.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of Bunge and its consolidated subsidiaries after deducting therefrom:
(1)
all current liabilities (excluding any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

(2)
total prepaid expenses and deferred charges; and

(3)
all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of Bunge and its consolidated subsidiaries for its most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Fitch” means Fitch Ratings Limited.
“Hedge Agreements” means all swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Indebtedness” means, as to any person, without duplication:
(1)
all obligations of such person for borrowed money;

(2)
all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3)
all obligations of such person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business;

(4)
all obligations of such person as lessee which are capitalized in accordance with U.S. GAAP;

(5)
all obligations of such person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such person (including, without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property);

(6)
all obligations of such person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements;

(7)
all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; and

(8)
all guarantees of such person (other than guarantees of obligations of direct or indirect Subsidiaries of such person).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.
“Lien” means any mortgage, lien, security interest, pledge, charge or other encumbrance.
“Material Subsidiary” means, at any time, any Subsidiary of Bunge which at such time is a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Par Call Date” means March 21, 2026 in the case of the 2026 Notes, March 21, 2027 in the case of the 2027 Notes, January 1, 2031 in the case of the 2031 Notes and January 1, 2032 in the case of the 2032 Notes.

“Pari Passu Indebtedness” means (i) Indebtedness for borrowed money and (ii) indebtedness incurred in connection with Hedge Agreements entered into in connection with the Indenture and any Pari Passu Indebtedness described in clause (i) above, in each case which ranks not greater than pari passu (in priority of payment) with the Indenture.
“Permitted Indebtedness” means (a) Indebtedness pursuant to the Indenture, (b) Pari Passu Indebtedness and (c) Subordinated Indebtedness.
“Permitted Liens” means:
(1)
Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith and with respect to which adequate reserves have been established in accordance with U.S. GAAP;

(2)
any Lien pursuant to any order or attachment or similar legal process arising in connection with court proceedings; provided that the execution or other enforcement thereof is effectively stayed or a sufficient bond had been posted and the claims secured thereby are being contested at the time in good faith by appropriate proceedings;

(3)
any Liens securing bonds posted with respect to and in compliance with clauses (1) and (2) above;

(4)
any Liens securing the claims of mechanics, laborers, workmen, repairmen, materialmen, suppliers, carriers, warehousemen, landlords, or vendors or other claims provided for by mandatory provisions of law which are not yet due and delinquent, or are being contested in good faith by appropriate proceedings;

(5)
any Lien on any Restricted Property securing Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of constructing or acquiring such Restricted Property, which Lien attaches to such Restricted Property concurrently with or within 120 days after the construction, acquisition or completion of a series of related acquisitions thereof;

(6)
Liens existing immediately prior to the execution and delivery of the Indenture (and listed on a schedule to the Indenture);

(7)
Liens to secure bonds posted in order to obtain stays of judgments, attachments or orders, the existence of which bonds would not otherwise constitute an event of default under the Indenture;

(8)
Liens on Restricted Property or with respect to the shares of stock or Indebtedness of any Restricted Subsidiary, that either (i) existed prior to the acquisition of (A) such Restricted Property, (B) any Subsidiary that is the owner of such Restricted Property or (C) with respect to the shares of stock or Indebtedness of any Restricted Subsidiary, any such Restricted Subsidiary, or (ii) arise as a result of contractual commitments to grant a Lien relating to (A) such Restricted Property, (B) any Subsidiary that is the owner of such Restricted Subsidiary or (C) with respect to the shares of stock or Indebtedness of any Restricted Subsidiary, any such Restricted Subsidiary, in each of (A), (B) and (C) existing prior to such acquisition;

(9)
Liens created by a Restricted Subsidiary in favor of Bunge, BLFC or a Subsidiary;

(10)
Liens on any accounts receivable from or invoices to export customers (including, without limitation, Subsidiaries) and the proceeds thereof;

(11)
Liens on rights under contracts to sell, purchase or receive commodities to or from export customers (including, without limitation, Subsidiaries) and the proceeds thereof;

(12)
Liens on cash deposited as collateral in connection with financings where Liens are permitted under clauses (10) and (11) of this definition;

(13)
Liens extending, renewing or replacing, in whole or in part, Liens permitted pursuant to (i) clauses (1) through (5) and (7) through (12), so long as the principal amount of the Indebtedness secured by such Lien does not exceed its original principal amount, and (ii) clause (6), so long as the principal amount of the Indebtedness secured by such Lien does not exceed the principal amount thereof outstanding immediately prior to the execution and delivery of the Indenture;
(14)
minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties that constitute Restricted Property, which are necessary for the conduct of the activities of Bunge or any Restricted Subsidiary or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Bunge or any Restricted Subsidiary;

(15)
Liens on accounts receivable and other related assets arising in connection with transfers thereof to the extent that such transfers are treated as true sales of financial assets under ASC 860, Transfers and Servicing and such accounts receivable and related assets are not consolidated on the consolidated financial statements of Bunge and its subsidiaries under ASC 810, Consolidation;

(16)
Liens on intercompany loans made to Bunge or its Subsidiaries, or on any notes or other instruments representing an interest in such intercompany loans;

(17)
Liens securing obligations under a Hedge Agreement or swap, cap or collar agreement or similar arrangement related to equities or commodities;

(18)
Liens on any checking account, saving account, clearing account, futures account, deposit account, securities account, brokerage account, custody account or other account (or on any assets held in such account), securing obligations under any agreement or arrangement related to the opening of or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related to such account (or on any assets held in such account), which customarily exist on similar accounts (or on any assets held in such accounts) of corporations in connection with the opening of, or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related, to such accounts; and

(19)
Liens securing any obligations related to the issuance of a letter of credit or any similar instrument, including without limitation, obligations under reimbursement agreements.

For purposes of this definition, (A) the phrases “accounts receivable from or invoices to export customers” and “contracts to sell, purchase or receive commodities to (from) export customers” refer to invoices or accounts receivable derived from the sale of, or contracts to sell, purchase or receive, wheat, soybeans or other commodities or products derived from the processing of wheat, soybeans or other commodities, by or to Bunge or a Restricted Subsidiary that have been or are to be exported from the country of origin whether or not such sale is made by a Restricted Subsidiary or to any of its Subsidiaries; and (B) property of a party to a corporate reorganization which is not Bunge or a Restricted Subsidiary will be deemed to be or have been “acquired” by Bunge or such Restricted Subsidiary as part of such corporate reorganization even if Bunge or such Restricted Subsidiary, as the case may be, is not the surviving or continuing entity.
“Property” means any property, whether presently owned or hereafter acquired, including any asset, revenue, or right to receive income or any other property, whether tangible or intangible, real or personal.
“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Bunge which shall be substituted for any of Moody’s, S&P or Fitch, or all of them, as the case may be.
“Restricted Property” means any building, mine, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) and inventories now owned or hereafter acquired by Bunge or any Subsidiary and used for oilseed or grain origination, processing, transportation or storage, mining or fertilizer refining or storage.
“Restricted Subsidiary” means any Material Subsidiary.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.
“Subordinated Indebtedness” means Indebtedness (including without limitation, convertible notes), which is explicitly subordinated in right of payment to the Notes pursuant to the terms and conditions set forth in the transaction documents governing such Indebtedness.
“Subsidiary” means any corporation, limited liability company or other business entity of which the requisite number of shares of stock or other equity ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the directors, managers or trustees thereof, or any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Bunge, one or more of the Subsidiaries of Bunge, or a combination thereof.
“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect on the date the Indenture is entered into.
Book-Entry, Delivery and Form
BLFC will issue the Exchange Notes issued in exchange for the Original Notes in the form of one or more permanent global securities (the “new global securities”). The new global securities will be deposited with, or on behalf of, the Depositary and issued to and registered in the name of the Depositary or its nominee. Except as set forth below, the new global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the new global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.
The Depositary has advised BLFC that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriter), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
BLFC expects that pursuant to procedures established by the Depositary, upon the deposit of the new global securities with, or on behalf of, the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the interest in the Exchange Notes represented by such new global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriter of the Exchange Notes. Ownership of beneficial interests in the new global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the new global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the new global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form.
Such limits and laws may impair the ability to transfer or pledge beneficial interests in the new global securities.
So long as the Depositary, or its nominee, is the registered holder and owner of the new global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Exchange Notes evidenced by the global certificates for all purposes of such Exchange Notes. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the Exchange Notes represented by the new global securities registered in your name, you will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and you will not be considered to be the owner or holder of any Exchange Notes under the new global securities. BLFC understands that under existing industry practice, in the event an owner of a beneficial interest in the new global securities desires to take any action that the Depositary, as the holder of the new global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
All payments on Exchange Notes represented by the new global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the new global securities.
BLFC expects that the Depositary or its nominee, upon receipt of any payment on the new global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the new global securities as shown on the records of the Depositary or its nominee. BLFC also expects that payments by participants or indirect participants to owners of beneficial interest in the new global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. BLFC will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the new global securities for any Exchange Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the new global securities owning through such participants or indirect participants.
Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the new global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither BLFC, Bunge, nor the trustee will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Note
If:
•
the Depositary notifies BLFC that it is at any time unwilling or unable to continue as a depositary or the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation;

•
BLFC or Bunge, at its option, and subject to the procedures of the Depositary, notifies the trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture subject to the procedures of the Depositary; or

•
upon the occurrence of some other events as provided in the Indenture;

then, upon surrender by the Depositary of the global notes, certificated Exchange Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Exchange Notes represented by the global notes. Upon the issuance of certificated Exchange Notes, the trustee is required to register the certificated Exchange Notes in the name of that person or persons, or their nominee, and cause the certificated Exchange Notes to be delivered thereto.
None of BLFC, Bunge or the trustee will be liable for any delay by the Depositary or any participant or indirect participant in the Depositary in identifying the beneficial owners of the related Exchange Notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from the Depositary for all purposes, including with respect to the registration and delivery, and the principal amount, of the Exchange Notes to be issued.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for registered Exchange Notes pursuant to the Exchange Offers, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offers. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or to different interpretations.
This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks or other financial institutions, entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, real estate investment trusts, expatriates or former U.S. citizens or U.S. residents, insurance companies, brokers or dealers in securities or commodities, holders that use a mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, tax-exempt organizations, controlled foreign corporations (within the meaning of the Code), passive foreign investment companies (within the meaning of the Code), persons deemed to sell the Notes under the constructive sale provisions of the Code, persons holding the Notes in tax-deferred accounts, or persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” integrated security transaction or other risk reduction transaction. In addition, this discussion is limited to persons that hold the Notes as “capital assets” within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or non-U.S. tax laws. This summary is not binding on the Internal Revenue Service, or “IRS.” BLFC has not sought and will not seek any rulings from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.
The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offers will not constitute a taxable exchange of the Original Note for U.S. federal income tax purposes. Rather, the Exchange Note a holder receives will be treated as a continuation of the holder’s investment in the corresponding Original Note surrendered in the exchange. Consequently, a holder will not recognize any taxable income, gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offers, the holder’s holding period for an Exchange Note will include the holding period for the Original Note exchanged pursuant to the Exchange Offers, and the holder’s tax basis in an Exchange Note will be the same as the adjusted tax basis in the Original Note immediately before such exchange.
THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR ANY APPLICABLE INCOME TAX TREATY.

CERTAIN ERISA CONSIDERATIONS
The following summary regarding certain aspects of ERISA and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the Exchange Notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.
ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the Exchange Notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the Exchange Notes satisfies these requirements.
An investor who is considering acquiring the Exchange Notes with the assets of a Plan must consider whether the acquisition and holding of the Exchange Notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the Exchange Notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example, when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).
ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the Exchange Notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.
As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (each, a “Church Plan”) and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “non-U.S. Plan”) are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or

Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the Exchange Notes satisfies the requirements, if any, under any applicable Similar Law.
The Exchange Notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the Exchange Notes will be deemed to represent and warrant to us and the Trustee that (1) (a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the Exchange Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (c) it is a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the Exchange Notes; and (2) it will notify us and the Trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the Exchange Notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.
These offers are not a representation by us that an acquisition of the Exchange Notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan.

PLAN OF DISTRIBUTION
Any broker-dealer that holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us) may exchange such Original Notes pursuant to the Exchange Offers. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the Exchange Offers. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. BLFC has agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales.
BLFC will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offers and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
BLFC has agreed to pay all expenses incident to the Exchange Offers, including the expenses of one counsel for the holders of the Original Notes and will indemnify the holders of the Original Notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Jones Day will pass upon the validity of the Exchange Notes offered by BLFC and the guarantees thereof by Bunge Global SA. Certain legal matters relating to Swiss law will be passed upon by Homburger AG, Zurich, Switzerland.
EXPERTS
The financial statements of Bunge Global SA as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023, and 2022, are incorporated by reference herein and the effectiveness of internal control over financial reporting as of December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The financial statements of Viterra Limited as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024 incorporated by reference herein by reference to Bunge Global SA’s Current Report on Form 8-K filed on July 2, 2025, have been audited by Deloitte LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

BUNGE LIMITED FINANCE CORP.
PROSPECTUS
Offers to Exchange
All of the Outstanding Restricted 2.000% Senior Notes Due 2026 Issued on July 8, 2025
for Newly Issued and Registered 2.000% Senior Notes Due 2026
All of the Outstanding Restricted 4.900% Senior Notes Due 2027 Issued on July 8, 2025
for Newly Issued and Registered 4.900% Senior Notes Due 2027
All of the Outstanding Restricted 3.200% Senior Notes Due 2031 Issued on July 8, 2025
for Newly Issued and Registered 3.200% Senior Notes Due 2031
All of the Outstanding Restricted 5.250% Senior Notes Due 2032 Issued on July 8, 2025
for Newly Issued and Registered 5.250% Senior Notes Due 2032
Fully and Unconditionally Guaranteed by Bunge Global SA